Exhibit 10.17

EXECUTION VERSION
TENDER AND SUPPORT AGREEMENT
This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 16, 2022, is entered into by and among MarketWise, Inc., a Delaware corporation (the “Company”), each of the persons listed on Schedule A hereto (each, a “Public Warrant Holder”) and each of the persons listed on Schedule B hereto (each, a “Private Warrant Holder” and, together with the Public Warrant Holders, the “Warrant Holders,” and each, a “Warrant Holder”).
WHEREAS, as of the date hereof, (a) each Public Warrant Holder is the beneficial owner of warrants sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”) of Ascendant Digital Acquisition Corp., a Cayman Islands exempted company and the Company’s predecessor (“ADAC”), and (b) each Private Warrant Holder is the beneficial owner of warrants issued in a private placement in connection with the closing of the IPO that have not become public warrants as a result of being transferred to any person other than permitted transferees (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), in each case governed by the Warrant Agreement, dated as of July 23, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”);
WHEREAS, on July 20, 2021, ADAC domesticated as a Delaware corporation and changed its name to “MarketWise, Inc.”, and on July 21, 2021 completed its business combination with MarketWise, LLC;
WHEREAS, as of the date hereof, the Public Warrants are listed on The Nasdaq Global Market under the symbol “MKTW W” and there are a total of 20,699,993 Public Warrants and 10,280,000 Private Placement Warrants outstanding;
WHEREAS, each Warrant entitles its holder to purchase one share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $11.50, subject to certain adjustments;
WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”) to offer all Warrant Holders the opportunity to exchange their Warrants for shares of Class A Common Stock, based on an exchange ratio of 0.1925 shares of Class A Common Stock per Warrant and subject to other terms and conditions to be disclosed in the Registration Statement;
WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Solicitation”) to solicit the consent of the holders of the Warrants to amend (the “Warrant Amendment”), effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.17325 shares of Class A Common Stock, which is a ratio of 10.0% less than the exchange ratio applicable to the Exchange Offer, subject to the terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Solicitation, each Warrant Holder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
Section 1.01 Agreement to Tender. Each Warrant Holder shall validly tender or cause to be tendered to the Company all Warrants beneficially owned by such Warrant Holder as of the date hereof, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement, no later than the scheduled or extended expiration time of the Exchange Offer at a ratio of 0.1925 shares of Class A Common Stock per Warrant. For the avoidance of doubt, nothing in this Agreement shall restrict the Warrant Holder from acquiring additional Warrants subsequent to the date hereof and such additional Warrants shall not be subject to the terms of this Agreement.
Section 1.02 Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Solicitation with respect to all of such Warrant Holder’s Warrants in accordance with the terms and conditions of the Solicitation as described in the Registration Statement.
Section 1.03 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Warrant Holder’s Warrants in accordance with this Agreement, that such Warrant Holder is the sole beneficial owner of the number of Warrants set forth opposite such Warrant Holder’s name on Schedule A or Schedule B hereto, as applicable, and has good and marketable title to such Warrants, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Warrant Holder shall not transfer any Warrants owned by such Warrant Holder as of the date hereof to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.
Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulations, and that the Registration Statement, when declared effective, will comply with all applicable U.S. Securities and Exchange Commission requirements.
Section 1.05 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 1.06 Termination. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company, (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Solicitation and (ii) October 31, 2022 and (b) if the Company fails to commence the Exchange Offer and Solicitation by August 31, 2022.
Section 1.07 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder.
Section 1.08 Governing Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Section 1.09 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

MARKETWISE, INC.

By:	/s/ Dale Lynch
Name:	Dale Lynch
Title:	Chief Financial Officer
[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUBLIC WARRANT HOLDERS:

By:	Greenhaven Road Investment Management

/s/ Scott Miller
Name:	Scott Miller
Title:	Authorized Person

By:	Tenor Opportunity Master Fund, Ltd.

/s/ Daniel Kochav
Name:	Daniel Kochav
Title:	Director

By:	Castle Creek Arbitrage, LLC on behalf of
CC Arbitrage, Ltd and CC ARB West, LLC

/s/ Allan Weine
Name:	Allan Weine
Title:	Authorized Person

By:	Millennium International Management LP,
Investment Manager of ICS OPPORTUNITIES,
LTD.

/s/ Mark Meskin
Name:	Mark Meskin
Title:	Chief Trading Office
[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRIVATE PLACEMENT WARRANT HOLDERS:

By:	Alpha Global Investments

/s/ Riaan Hodgson
Name:	Riaan Hodgson
Title:	Treasurer
[Signature Page to Tender and Support Agreement]

Schedule A

Name of Public Warrant Holder	Number of Public Warrants
Greenhaven Road Investment Management, L.P.	10,651,199
Tenor Opportunity Master Fund, Ltd.	200,000
CC Arbitrage, Ltd	128,702
CC ARB West, LLC	677,074
ICS OPPORTUNITIES, LTD.	335,000

Schedule B

Name of Private Warrant Holder	Number of Private Placement Warrants
Alpha Global Investments	5,382,666